Casual Male Retail Group
                   Executive Incentive Program

Program Period: 	      February 1, 2005 - January 29, 2006

Eligible Participants: 	Jewelcor Management Inc. ("JMI")
                        David A. Levin - President, Chief Executive Officer
                                         (Base Salary, $600,000)
                        Dennis R. Hernreich - Executive VP, COO, CFO, Treasurer & Secretary (Base Salary, $460,000)

Award Percentage:
----------------
The executives' discretionary Bonus Awards, pursuant to Section 3(c) of each executives' Employment Agreement, for the fiscal year ending January 29, 2006, will be based on a percentage of their annual salary as of the last day of such fiscal year. Seymour Holtzman's management company, JMI, will receive a discretionary Bonus Award based on a percentage of $460,000.

Award Determination:
--------------------
The Bonus Award is based on the following percentages of base salary of each Executive, respectively; JMI's Bonus Award is based on the following Percentages of $460,000; provided that the Company achieves the following specified Sales Thresholds (Company's gross receipts from its Big & Tall business, including receipts from its LP Innovations, Inc. subsidiary and any other business lines of the Company) and EBITDA Thresholds (Company's earnings before interest, taxes, depreciation and amortization of assets of its Big & Tall business, including EBITDA associated with its LP Innovations, Inc. subsidiary and any other business lines of the Company) for its Fiscal Year ending January 29, 2006 (determined based upon the results of the Company's audit for such fiscal year):

[As supported by the Securities and Exchange Commission's Frequently Asked Questions dated November 23, 2004 (Question 13), and consistent with the treatment of similar information under Instruction 2 to Item 402(k) of Regulation S-K, the Registrant has excluded information relating to target levels with respect to specific quantitative or qualitative performance - related factors, or factors or criteria involving confidential commercial or business information, the disclosure of which would have an adverse effect on the Registrant.]


Eligibility Requirements:
-------------------------
Executive must be actively employed at end of the fiscal year and at the time the bonus is distributed to be eligible. The Consulting Agreement between JMI and the Company must be in force at the end of the fiscal year end and at the time the bonus is distributed for JMI to be eligible.

Award Distribution:
-------------------
Bonus payments will be distributed as soon as possible following the close of the fiscal year less necessary tax withholdings.